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                                                Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Post-Effective Amendment No. 4 to the Registration Statement on Form S-2 (Reg. No. 333-11699) of Sun Life Assurance Company of Canada (U.S.) of our report dated February 10, 2000 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.), which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles, appearing in the Prospectuses, which are part of such Registration Statement, and to the incorporation by reference of our report dated February 10, 2000 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles.

We also consent to the references to us under the heading "Accountants" and "Appendix B - Condensed Financial Information - Accumulation Unit Values" appearing in such Prospectuses.



DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 10, 2000